SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 7, 2013

Date of Report

(February 5, 2013

Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Compensation

The following sets forth a summary of the compensation for fiscal year 2013, and bonuses awarded for fiscal year 2012, approved on February 5, 2013 by the Compensation Committee of DURECT Corporation (“the Company”) for the Company’s Chief Executive Officer, the Chief Financial Officer, and the other named executive officers of the Company for whom compensation disclosure was required in the Company’s most recent proxy statement filed with the Securities and Exchange Commission.

Name and Position	Fiscal year 2013 Base Salary (1)		Bonus Awarded for Performance in 2012 (Number of Shares subject to option grant) (4)	Number of Shares subject to annual option grant (5)	Target Bonus for Performance in 2013 (Percentage of Base Salary) (6)
	Cash (2)	Stock Options (Number of Shares subject to option grant) (3)
James E. Brown, D.V.M., President & Chief Executive Officer	$450,712	63,391	150,237	130,000	60%
Felix Theeuwes, D. Sc., Chairman & Chief Scientific Officer	$248,221	158,228	111,966	130,000	60%
Matthew J. Hogan, Chief Financial Officer	$309,423	19,984	66,902	115,000	40%
Su Il Yum, Ph.D., Executive Vice President, Pharmaceutical Systems Research & Development	$300,574	40,911	66,998	100,000	40%

Notes:

(1)	To more closely align the interests of the Company’s named executive officers with the interests of the Company’s stockholders, the Company’s named executive officers have volunteered to receive a reduced portion of their salary in cash. Consequently, effective February 1, 2013, a portion of the salary will be paid in cash and a portion of the salary will be paid in options. Salaries shown reflect changes in salary, if any, effective as of April 1, 2013.
(2)	For Dr. Brown and Dr. Theeuwes, the 2013 salary is unchanged relative to 2012. For Mr. Hogan and Dr. Yum, the 2013 salary reflects a 3% increase as compared to 2012. For 2013, the four named executive officers above volunteered to reduce their cash salary by the same amount as in 2012. Namely, the reduction for Dr. Brown is $50,079, the reduction for Dr. Theeuwes is $125,000, the reduction for Mr. Hogan is $15,787 and the reduction for Dr. Yum is $32,320.
(3)

Options in lieu of salary base granted by the Compensation Committee on February 5, 2013. The total shares subject to each option was determined by using a standard Black-Scholes option-pricing model. The exercise price per share of such option grant is $1.21, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the option is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of the optionee’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option. In addition, for the options granted in this manner in 2012 to Dr. Brown, Dr. Theeuwes, Mr. Hogan and Dr. Yum, their option agreements covering these particular options have been amended to incorporate this same post-termination exercise feature.

Target bonuses for performance in 2013 and payments under the Company’s change of control policy will continue to be determined based on the notional salaries as follows: James E. Brown ($500,791), Felix Theeuwes ($373,221), Matthew J. Hogan ($325,210) and Su Il Yum ($332,894).

(4)	In order to preserve cash and to more closely align the interests of the Company’s employees with the interests of the Company’s shareholders, management recommended and the Compensation Committee agreed that, with the exception of one non-officer, no bonus would be paid in cash to employees relative to 2012 performance but instead any bonus awarded by the Compensation Committee would be paid in options. The total shares subject to each bonus option was determined by using a standard Black-Scholes option-pricing model. The exercise price per share of such option grant is $1.21, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The shares subject to the bonus options are fully vested upon grant.
(5)	The 2013 annual options were granted by the Compensation Committee on February 5, 2013. The exercise price per share of such option grant is $1.21, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the options is as follows: one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over four (4) years following the date of grant, subject to continued service.
(6)	The actual bonus to be awarded will be at the Committee’s complete discretion based on the Company’s performance against specified corporate objectives and other factors to be taken into account at the discretion of the Committee, and will be determined based on the notional salaries specified in note 3.

Director Compensation

For 2013 certain non-employee directors also agreed to receive a portion of their retainers in stock options. The total shares subject to each option in lieu of cash retainer was determined by using a standard Black-Scholes option-pricing model. The exercise price per share of the options is $1.21, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of the optionee’s termination of service with the Company for a reason other than Cause, the post termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option.

Name	Amount of Retainers Provided As Options ($)	Option Awards (Number of Shares subject to option grant)
Simon X. Benito	$15,000	18,987
Terrence F. Blaschke, M.D.	$15,000	18,987
Michael D. Casey	$15,000	18,987
David R. Hoffmann	$37,500	47,468
Armand P. Neukermans, Ph.D.	$15,000	18,987
Jon S. Saxe	$15,000	18,987

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: February 7, 2013
	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer